Exhibit 99.1

Simulations Plus
Integrating Science and Software

For Further Information:
Simulations Plus, Inc.
42505 10th Street West
Lancaster, CA 93534-7059

CONTACT:
Investor Relations
Ms. Renée Bouché
Simulations Plus, Inc.
661.723.7723
info@simulations-plus.com

For Immediate Release:

January 20, 2010

Simulations Plus Announces Renewed Share Repurchase Program

Up to one million shares over 12 months authorized by board of directors

Lancaster, CA, January 20, 2010 – Simulations Plus, Inc. (Nasdaq: SLP), the leading provider of simulation and modeling software for pharmaceutical discovery and development, announced today that its board of directors has authorized a renewed share repurchase program effective Monday, February 15, 2010.

Ms. Momoko Beran, chief financial officer of Simulations Plus, said: “The board of directors has decided to restart our share repurchase program, enabling the buyback of up to one million shares during a 12-month period beginning Monday, February 15, 2010.  Repurchases may be made in the open market, through a broker, or through privately negotiated transactions, subject to market conditions, applicable legal requirements and other factors.  Simulations Plus has no obligation to repurchase shares under the repurchase program and the timing, actual number, and price of shares to be purchased will depend on the performance of Simulations Plus' stock price, general market conditions, and various other factors.  Such purchases, if any, will be made in accordance with applicable insider trading and other securities laws and regulations within the discretion of management.”

Walt Woltosz, chairman and chief executive officer of Simulations Plus, added: “At this time, the board believes that the continued undervaluation of our stock and the continued growth of our cash, warrants continuing the share repurchase program we had during December 2008 to December 2009, subject to management’s discretion and market conditions as Ms. Beran has described.  Authorizing this amount is not expected to interfere with potential acquisitions or with meeting operating requirements, which the board believes are of utmost priority.”

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development software, which is licensed to and used in the conduct of drug research by pharmaceutical, biotechnology, and drug delivery companies worldwide as well as in the study of environmental toxicology.  The Company’s Words+ subsidiary, which provides assistive technology for persons with disabilities, and two retail products, Abbreviate! and FutureLab™, comprise the remainder of the business.  Simulations Plus, Inc., is headquartered in Southern California and trades on the NASDAQ Capital Market under the symbol “SLP.”  For more information, visit our Web site at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties.  The actual future results of the Company could differ significantly from those statements.  Factors that could cause or contribute to such differences include, but are not limited to: the ability of the Company to maintain its competitive advantage, the general economics of the pharmaceutical industry, the ability of the Company to finance growth, and a sustainable market.  Further information on the Company’s risk factors is contained in the Company’s quarterly and annual reports as filed with the Securities and Exchange Commission.

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